Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 333-125679 on Form S-8 and Registration Statement No. 333-16725 on Form S-8 of our reports dated March 4, 2013, relating to the consolidated financial statements and financial statement schedule of Air Transport Services Group, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's two principal customers), and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

Dayton, Ohio
March 4, 2013